Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of VirnetX Holding Corporation of our report dated March 24, 2026, with respect to the consolidated balance sheets of VirnetX Holding Corporation as of December 31, 2025 and 2024 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, which appears in the Annual Report on Form 10-K of VirnetX Holding Corporation filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Farber Hass Hurley LLP
Farber Hass Hurley LLP

Chatsworth, California
May 15, 2026